Exhibit 2.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”) is made and effective as of August 29, 2003 by and among RevCare, Inc., a Nevada corporation (the “RevCare”), and Orange County Professional Services, Inc. (“OCPS”) a California corporation and the wholly owned subsidiary of RevCare (“OCPS”), on the one hand; and Hospital Employee Labor Pool, a California corporation (“HELP”) and Russell Mohrmann, an individual, and Suzette M. Mohrmann, an individual (the “Mohrmanns”), on the other hand, and is made with reference to the following:

A.            One of the divisions owned and operated by OCPS is a administrative and back office temporary staffing business known as Hospital Employee Labor Pool (the “Business”), which Business is a portion of the assets and business purchased by OCPS from HELP and the Mohrmanns in August 2000 in connection with RevCare’s acquisition of the outstanding stock of OCPS from the Mohrmanns and Rob and Barbara Perez (the “Perez’s”)  (the “Original Purchase”).

B.            In connection with the Original Purchase, certain secured convertible promissory notes were issued to the Mohrmanns, affiliates of the Mohrmanns (the “Mohrmann Affiliates”) and the Perez’s, which notes were amended and restated on January 8, 2003.  A schedule of such notes issued to the Mohrmanns and the Mohrmann Affiliates, as amended and restated in January 2003, is set forth as Schedule A  (the “January 2003 Notes”).  The January 2003 Notes were secured by that certain Amended and Restated Security Agreement dated January 8, 2003 (the “Security Agreement”).

C.            All in accordance with the terms and conditions set forth herein, the parties desire OCPS to transfer substantially all of the assets of the Business to HELP in exchange for a reduction in the amounts owed under the January 2003 Notes, and the other terms and conditions set forth herein.

D.            As an essential inducement for HELP and the Mohrmanns to enter into this Agreement, RevCare and OCPS have agreed to (i) make certain representations, warranties and covenants regarding certain assets and properties to be transferred to HELP, as well as other related matters, and (ii) provide certain indemnification rights with respect to such representations, warranties and covenants.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises of the parties contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

TRANSACTIONS

1.1           Exchange of  Assets.  Subject to the terms of this Agreement, on the Closing Date (as defined below), OCPS shall, and RevCare shall cause OCPS to, transfer, convey and assign to HELP all of OCPS’s right, title and interest in and to all of the assets and properties used in connection with the Business.  Such assets and properties are further defined on Schedule 1.1 attached hereto and are collectively referred to herein as the “Assets.”   The Assets shall not include the sole limited exceptions as set forth on Schedule 1.1.

1.2           Non-Competition Agreement.  On the Closing Date, RevCare, OCPS, HELP and the Mohrmanns shall enter into a non-competition agreement in substantially the form attached hereto as Exhibit “A” and by this reference incorporated herein (the “Non-Competition Agreement”).

1.3           Non-Solicitation Agreement.  On the Closing Date, RevCare, OCPS, HELP and the Mohrmanns shall enter into a non-solicitation agreement in substantially the form attached hereto as Exhibit “B” and by this reference incorporated herein (the “Non-Solicitation Agreement”).

1.4           Sublease.  On the Closing Date, RevCare and HELP shall enter into a sublease in substantially the form attached hereto as Exhibit “C” and by this reference incorporated herein  (the “Sublease”).

1.5           Amended and Restated Convertible Promissory Note.  On the Closing Date, RevCare, the Mohrmanns and the Mohrmann Affiliates shall enter into an amended and restated convertible promissory note in substantially the form attached hereto as Exhibit “D” and by this reference incorporated herein (the “New Mohrmann Note”), which note shall also provide for the termination of the Security Agreement.

1.6           Amended and Restated Mohrmann/Occiano Promissory Note.  On the Closing Date, RevCare, Russell Mohrmann and Manuel Occiano shall amend and restate that certain Revolving Note dated September 28, 2001, as amended, in substantially the form attached hereto as Exhibit “E” and by this reference incorporated herein (the “Amended and Restated Mohrmann/Occiano Note”).

1.7           Termination of Employment Agreement.  On the Closing Date, that certain Amended and Restated Employment Agreement dated January 8, 2003 between RevCare and Russell Mohrmann shall terminate and Russell Mohrmann shall not be entitled to any further compensation thereunder.

1.8           Subordination Agreement.  On the Closing Date, RevCare, the Mohrmanns and FBR Financial Services Partners, L.P. shall enter into an agreement regarding the subordination of all amounts owed under the New Mohrmann Note and the Mohrmann/Occiano Note to certain existing indebtedness, new indebtedness from FBR and possible additional indebtedness that may be issued by RevCare up to a maximum of $5,000,000 in substantially the form attached hereto as Exhibit “F” and by this reference incorporated herein (the “Subordination Agreement”).

1.9           Debt Reduction.  The total debt reduction resulting from the exchange of Assets shall be One Million Nine Hundred Thousand Dollars ($1,900,000); which debt reduction shall become effective on the Closing Date by the cancellation of the January 2003 Notes and issuance of the New Mohrmann Note in exchange therefor.

1.10         No Assumption of Liabilities.  Neither HELP nor the Mohrmanns shall assume and under no circumstances shall they be responsible for any liabilities or obligations of RevCare or OCPS with respect to and/or arising out of the Assets and/or the Business, regardless of amount, character or description, or whether accrued, contingent or otherwise, including, without limitation, any liability for federal, state or local income, franchise, excise, sales, use, occupation or other taxes or assessments arising out of or in connection with conduct or operative facts occurring prior to the Closing Date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

2.1           RevCare and OCPS.  The representations and warranties made to HELP and the Mohrmanns in this Article 2 shall continue to be true and correct on and as of the Closing Date.  RevCare and OCPS make the representations and warranties set forth in this Article 2 jointly and severally.

2.1.1        Title.

a.             Assets.  RevCare and/or OCPS has good and marketable title to (or, as of the Closing Date will have), as sole owner, or a valid leasehold interest in all of the Assets used in connection with the Business.

b.             No Liens.  All of the Assets are (or will be, as of the Closing Date) free and clear of any and all liens, mortgages, pledges, security interests, conditional sales or title retention agreements, assessments, covenants, commitments or any other encumbrances of any nature, except as otherwise noted on Schedule 2.1.1B attached hereto, all of which liens and encumbrances shall be extinguished and released as of the Closing Date, except for the lien in favor of Bridge Bank, N.A. which shall be modified as described in Schedule 2.1.1B.

2.1.2        No Contravention of Laws.  The execution, delivery and performance by RevCare and OCPS of this Agreement and the consummation of the transactions contemplated hereby will not cause RevCare or OCPS to violate or contravene (i)  to the best of RevCare’s and OCPS’s knowledge, any provision of any law or any rule or regulation of any agency or government or (ii) any order, writ, judgment, injunction, decree, determination or award to which RevCare, OCPS, the Business or the Assets are subject.

2.1.3        Good Standing.  Each of RevCare and OCPS (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of its jurisdiction and  (ii) has the power to own its property and to carry on its business as now being conducted.

2.1.4        Binding Agreement.  This Agreement constitutes the valid and legally binding obligation of each of RevCare and OCPS, and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  Each of RevCare and OCPS has full power, authority and legal right and capacity to execute and deliver this Agreement, to transfer its right, title and interest in the Assets and to perform and observe the terms and conditions hereof.

2.1.5        No Conflict.  No provision of any mortgage, lease indenture, contract, agreement, commitment, obligation, understanding and promise (whether written or oral) (“Contract”) binding on RevCare, OCPS or any of the Assets or affecting RevCare, OCPS or any of the Assets in any way conflicts with, or in any way prevents or threatens to prevent, the execution, delivery or performance of this Agreement by RevCare or OCPS (including, without limitation, the transfer of any of the Assets to HELP).

2.1.6        Compliance with Charter Documents and Laws.  Each of RevCare and OCPS has complied with and is not in violation of the following:  (a) any material term or provision of its Articles of Incorporation or Bylaws or any resolutions adopted by its Board of Directors or shareholders and, with respect to the operation of the Business, (b) applicable federal, state or local statutes, laws and regulations (including, without limitation, (i) to the best of RevCare’s and OCPS’s knowledge, any applicable environmental, health, building, zoning, employment or occupational safety law, ordinance or regulation and (ii) any laws, ordinances or regulations affecting the business, properties, assets or operation of businesses providing temporary staffing services.

2.1.7        Other Approvals.  Any and all consents, approvals, authorizations and ratifications required by RevCare or OCPS under all applicable laws, regulations and Contracts in order to execute, deliver and perform under this Agreement (including the consummation of all transactions contemplated hereby) are set forth on Schedule 2.1.7.  All consents, approvals, authorizations and ratifications set forth on Schedule 2.1.7 have been or will be obtained prior to the Closing Date.

2.1.8        Brokers or Finders.  No individual or entity has or, as a result of the transactions contemplated hereby, will have, directly or indirectly, any valid claim against or upon HELP, the Mohrmanns, the Business or any of the Assets for any compensation as a finder, broker or agent, or in any similar capacity with respect to the transactions contemplated hereby.

2.1.9        Litigation.  Except as provided on Schedule 2.1.9, there is no legal, administrative or arbitration proceeding (“Proceeding”) pending or, to the best of RevCare’s and OCPS’s knowledge, threatened against or affecting the Business or the Assets in any court or before any governmental entity or authority.  Except as provided on Schedule 2.1.9, there is no outstanding judgment, order, writ, injunction or decree of any court, governmental agency, authority or arbitration tribunal against or affecting the Business or the Assets.  Except as set forth on Schedule 2.1.9, to the best of RevCare’s or OCPS’s knowledge, there exists no basis for any Proceeding against or affecting the Business or the Assets including, without limitation, any condition which, if revealed to all interested parties, would give rise to such a Proceeding.

2.1.10      Intellectual Property Rights.  All of the patents, copyrights, trademarks, service marks, logos, trade names, domain names, URLs and websites which are currently being used in the operation of the Business, which are listed on Schedule 2.1.10 attached hereto, are valid, in good standing and free and clear of all liens and encumbrances of any nature whatsoever, and have not been (a) challenged in any way or (b) involved in any interference claim or proceeding.  To the best of RevCare’s and OCPS’s knowledge, operation of the Business in the ordinary course will not involve infringement or claimed infringement of any issued or applied-for United States patent or trademark.

2.1.11      Taxes.  For purposes of this Agreement, the term “tax” shall include all federal, state, local, foreign or other governmental income, franchise, gross-receipts, property, sales, use, transfer, excise, employment, and other taxes of any nature whatsoever including, without limitation, all interest, penalties, fines, assessments and deficiencies relating thereto with respect to the Business and the Assets.  With respect to the Business and the Assets:

a.             Each of RevCare and OCPS have filed, on a timely basis, all tax returns (or extensions for the filing thereof), reports and declarations required to be filed for all periods prior to, and those periods including, the Closing Date and no time in which to file any such unfiled returns, reports or declarations has been extended;

b.             Each of RevCare and OCPS have paid, at the time and in the manner required, and where payment is not due have accrued on their respective balance sheets, all taxes for all periods prior to and those periods including the Closing Date;

c.             There is no tax audit of any kind pending or, to the best of RevCare’s and OCPS’s knowledge, threatened against RevCare nor OCPS nor has a claim for assessment, proposed assessment, or collection of any tax been received or, to the best of RevCare’s and OCPS’s knowledge, threatened; and

d.             There are no tax liens on any portion of the Business or the Assets.

2.1.12      Contracts.  A complete list of each Contract in the following categories relating to the Business or under or by which the Business or Assets are bound in any respect, is attached hereto as Schedule 2.1.12 (copies of which have been provided to HELP):

a.             Contracts for the purchase, sale, lease or other disposition of equipment, goods, materials, supplies, or capital assets, or the performance of services, in any case involving more than Ten Thousand Dollars ($10,000), except for operating equipment purchases made in the ordinary course of business which in the aggregate do not exceed $100,000;

b.             Notes, mortgages, deeds of trust, loan agreements, security agreements, guarantees, debentures, credit agreements and other evidences of indebtedness;

c.             Contracts relating to the employment of, or the performance of services by, any employee, consultant or independent contractor; and

d.             Contracts which would limit the right of HELP to compete in any business or with any individual or entity.

Each of the Contracts constitutes the valid and legally binding obligation of RevCare or OCPS, as the case may be, and the other individuals or entities that are a party thereto, will be binding after the transfer of the Assets to HELP and is enforceable in accordance with its terms, (i) except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity and (ii) that the customer Contracts may be terminable by the customers upon the transfer of the Assets.

2.1.13      Employees.  The employees listed on Schedule 2.13 shall be terminated as of the Closing and all accrued but unpaid benefits as of the Closing Date with respect to such employees will be paid to such Employees by RevCare or OCPS under RevCare’s standard separation policy as applied within the prior ninety (90) days to other separations of similarly situated employees.

2.1.14      Client Relations.  No (i) client with net fees in excess of $100,000 over the past twelve (12) months nor (ii) clients with aggregate net fees in excess of $250,000 has raised any claim, dispute or controversy with respect to any of the services provided by RevCare or OCPS with respect to the Business, nor are there any facts which exist indicating that any of such clients may totally or partially terminate or suspend the use of services or otherwise reduce their current monthly placements in the foreseeable future.  Neither RevCare nor OCPS has in any respect misrepresented its services or employed misleading or deceptive practices in connection with the sale of its services with respect to the Business.

2.1.15      Disclosure.  No representation, warranty or covenant by RevCare or OCPS contained in this Agreement, or in any schedule, exhibit, statement or certificate furnished, or to be furnished, to HELP or the Mohrmanns pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue or misleading statement of any material fact, or omits or will omit, or fail to state any material fact necessary to make any such representation, warranty or covenant not misleading to a prospective purchaser of any of the Assets or the Business or any portion of the foregoing.

2.2           HELP and the Mohrmanns.  HELP and the Mohrmanns hereby jointly and severally represent and warrant to RevCare and OCPS as follows, which representations and warranties shall continue to be true and correct on and as of the Closing Date:

2.2.1        Good Standing.  HELP (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power to own its property and to carry on its business as now being conducted and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary.

2.2.2        Binding Agreement.  This Agreement constitutes the valid and legally binding obligation of HELP and the Mohrmanns and is enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.  Each of HELP, the Mohrmanns and the Mohrmann Affiliates has full power, authority and legal right to execute and deliver this Agreement and to perform and observe the terms and conditions hereof.

2.2.3        No Conflict.  No provision of any Contract binding on HELP, the Mohrmanns and the Mohrmann Affiliates or affecting HELP, the Mohrmanns and the Mohrmann Affiliates in any material way conflicts with, or in any way prevents, the execution, delivery or performance of this Agreement by HELP, the Mohrmanns and the Mohrmann Affiliates.

2.2.4        Compliance with Charter Documents and Laws.  Each of HELP, the Mohrmanns and the Mohrmann Affiliates has complied with and is not in violation of, nor will the execution of this Agreement or the consummation of the transactions contemplated hereby fail to comply with or cause a violation of, the following: (a) any material term or provision of its Articles of Incorporation or Bylaws or any resolutions adopted by its board of directors or shareholders; and (b) applicable federal, state or local statutes, laws and regulations.

2.2.5        Investment Representations.  Each of HELP and the Mohrmanns acknowledge that the New Mohrmann Note (and the Common Stock issuable upon the conversion thereof) to be issued pursuant to this Agreement (i) constitute “securities” under federal and applicable state securities laws, (ii) will be unregistered as such, and (iii) are being transferred in reliance upon exemptions from registration based, in part, upon their representations contained herein.  Each of HELP and the Mohrmanns are acquiring such securities for their own account and not with a view to, or for sale in connection with, any distribution thereof.  Each of HELP and the Mohrmanns understand that such securities may not be sold or transferred unless such sale or transfer is registered or qualified with the appropriate securities authorities or unless an opinion of counsel, satisfactory to RevCare is rendered which states that such sale or transfer is exempt from registration and qualification.  Each of HELP and the Mohrmanns have had an opportunity to ask questions and receive answers from RevCare regarding matters relevant to RevCare and an investment therein.

2.2.6        Brokers or Finders.  No individual or entity has or, as a result of the transactions contemplated hereby, will have, directly or indirectly, any valid claim against or upon RevCare or OCPS for any compensation as a finder, broker or agent, or in any similar capacity with respect to the transactions contemplated hereby.

2.2.7        Disclosure.  No representation, warranty or covenant by HELP or the Mohrmanns contained in this Agreement, or in any schedule, exhibit, statement or certificate furnished, or to be furnished, to RevCare and OCPS by HELP or the Mohrmanns pursuant to this Agreement or in connection with the transactions contemplated herein, contains or will contain any untrue or misleading statement of any material fact, or omits or will omit, or fail to state any material fact necessary to make any such representation, warranty or covenant contained herein not misleading to RevCare or OCPS.

2.3           Survival of Representations and Warranties.  The representations and warranties of each party contained herein shall continue and be true and correct on and as of the Closing Date and shall survive the Closing Date as follows:

2.3.1        The representations and warranties contained in Sections 2.1.1 (Title), 2.1.3 and 2.2.1 (Good Standing), 2.1.4 and 2.2.2 (Binding Agreement), 2.1.5 and 2.2.3 (No Conflict) shall survive the consummation of the transactions contemplated herein indefinitely; and

2.3.2        All other representations and warranties shall survive for a period of three (3) years following the Closing Date.

ARTICLE 3

CONDITIONS PRECEDENT TO CLOSING

3.1           Conditions to Obligations of HELP and the Mohrmanns.  The obligations of HELP and the Mohrmanns under this Agreement are, at the option of HELP and the Mohrmanns (in their sole and absolute discretion), subject to the following conditions precedent:

3.1.1        All consents required in order for the transfer to HELP of good title to the Assets of shall have been obtained and such transfers shall be in accordance with all applicable laws and regulations (including applicable regulatory approvals);

3.1.2        All parties to this Agreement other than HELP and the Mohrmanns shall have taken all requisite action for the valid performance of this Agreement, including the transfer of the Assets to HELP, lien-free and in the condition otherwise required herein;

3.1.3        HELP shall have received an executed form of Release of Financing Statement on Form UCC-2, or such other form of release reasonably acceptable to HELP, for each lien or other encumbrance shown on Schedule 2.1.1B hereto, and such form(s) of release shall, in the reasonable opinion of HELP, effect a complete release thereof (collectively, the “Executed Releases”);

3.1.4        Russell Mohrmann shall have been removed as a named party on any corporate credits cards, Licenses and Bonds, and office leases with respect to RevCare, OCPS or any RevCare subsidiary;

3.1.5        The parties shall have negotiated a mutually acceptable announcement letter to clients of the Business regarding the transfer of the Business to HELP;

3.1.6        HELP shall have obtained all necessary corporate approvals for the transactions contemplated by this Agreement; and

3.1.7        No covenant of a party to this Agreement other than HELP or the Mohrmanns shall be in default nor shall a default be threatened with solely the passing of time, the giving of notice, or both; and

3.1.8        No impediments shall exist or be threatened with respect to the execution, delivery and performance by the parties to each of the Agreements referenced in Sections 1.2  through 1.9 other than HELP, the Mohrmanns or the Mohrmann Affiliates.

3.2           Conditions to Obligations of RevCare and OCPS.  The obligations of RevCare and OCPS under this Agreement are, at the option of RevCare and OCPS (in their sole discretion), subject to the following conditions:

3.2.1        HELP and the Mohrmann Affiliates shall have taken all requisite corporate action for the valid performance of this Agreement;

3.2.2        The parties shall have negotiated a mutually acceptable announcement letter to clients of the Business regarding the transfer of the Business to HELP;

3.2.3        RevCare and OCPS shall have obtained all necessary corporate approvals for the transactions contemplated by this Agreement;

3.2.4        No covenant of a party to this Agreement other than RevCare or OCPS shall be in default nor shall a default be threatened with solely the passing of time, the giving of notice, or both; and

3.2.5        No impediments shall exist or be threatened with respect to the execution, delivery and performance by the parties to each of the Agreements referenced in Sections 1.2  through 1.9 other than RevCare or OCPS.

ARTICLE 4

CLOSING

4.1           Time and Place.  The transactions provided for herein shall be consummated at 2:00 p.m. on August     , 2003 or such other date and time as the parties may agree (the “Closing Date”), at the offices of RevCare, located at 5400 Orange Avenue, Suite 200, Orange, California 90630, or such other location as the parties may agree.

4.1.1        Actions and Deliveries.  On the Closing Date, the following actions and deliveries shall take place:

4.1.2        Delivery by RevCare and OCPS.  RevCare and OCPS shall deliver to HELP and the Mohrmanns the following:

a.             A certificate executed by an officer of RevCare and OCPS, certifying as to the valid adoption of resolutions of the Board of Directors of RevCare and OCPS approving this Agreement and the consummation of the transactions contemplated hereby, in form acceptable to counsel for HELP;

b.             The Executed Releases;

c.             A Bill of Sale in form acceptable to counsel for HELP transferring the Assets to HELP;

d.             The Non-Competition Agreement executed by RevCare and OCPS;

e.             The Non-Solicitation Agreement executed by RevCare and OCPS;

f.              The Sublease executed by RevCare;

g.             The New Mohrmann Note executed by RevCare;

h.             The Amended and Restated Mohrmann/Occiano Note executed by RevCare and Manuel Occiano;

i.              The Subordination Agreement Termination executed by RevCare and FBR; and

j.              Such other documents as are necessary to effect the intent of this Agreement and confirm the performance by RevCare and OCPS of their obligations hereunder (including Schedules revised as of the Closing Date) as HELP and the Mohrmanns may reasonably request.

4.1.3        Delivery by HELP, the Mohrmanns and the Mohrmann Affiliates.  HELP, the Mohrmanns and the Mohrmann Affiliates shall deliver to RevCare and OCPS the following:

a.             A certificate executed by an officer of HELP, certifying as to the valid adoption of resolutions of the Board of Directors of HELP, approving this Agreement and the consummation of the transactions contemplated hereby, in form acceptable to counsel for RevCare;

b.             The Non-Competition Agreement executed by HELP and the Mohrmanns;

c.             The Non-Solicitation Agreement executed by HELP and the Mohrmanns;

d.             The Sublease executed by HELP;

e.             The New Mohrmann Note executed by the Mohrmanns and the Mohrmann Affiliates;

f.              UCC-2 termination statements in forms reasonably acceptable to RevCare’s counsel approved for filing by the Mohrmanns and the Mohrmann Affiliates;

g.             The Amended and Restated Mohrmann/Occiano Note executed by Russell Mohrmann and Manuel Occiano;

h.             Such other documents as are necessary to effect the intent of this Agreement and confirm the performance by each of HELP, the Mohrmanns and the Mohrmann Affiliates of obligations hereunder as RevCare or OCPS may reasonably request.

4.2           Further Acts.  On the Closing Date, RevCare and OCPS shall deliver to HELP such bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance and assignment, reasonably satisfactory in form and substance to HELP and its counsel, as shall be effective to vest in HELP all right, title and interest in and to the Assets.  Simultaneously with such delivery, RevCare and OCPS shall take all additional steps as may be reasonably necessary to put HELP into full possession, enjoyment and operating control of each of the Business and the Assets.

4.3           Simultaneous Transactions and Duration of Closing.  All transactions on the Closing Date shall be deemed to have taken place simultaneously, and no transaction shall be deemed to have been completed until all transactions are completed and all documents delivered.

ARTICLE 5

INDEMNIFICATION

5.1           Indemnification.

5.1.1        RevCare and OCPS.  Each of RevCare and OCPS shall indemnify, defend (with counsel reasonably acceptable to HELP and the Mohrmanns) and hold HELP and the Mohrmanns harmless from and against any and all costs, actions, expenses (including reasonable attorneys’ fees), claims, demands and liabilities arising from any material misrepresentation or material inaccuracy in, material breach or material nonperformance of, any warranty, representation, covenant or agreement made by such party in this Agreement or any certificate delivered in connection with this Agreement.

5.1.2        HELP and the Mohrmanns.  HELP and the Mohrmanns shall indemnify, defend (with counsel reasonably acceptable to RevCare and OCPS) and hold RevCare and OCPS harmless from and against any and all costs, actions, expenses (including reasonable attorneys’ fees), claims, demands and liabilities arising from (a) any material misrepresentation or material inaccuracy in, material breach or material nonperformance of, any warranty, representation, covenant or agreement made by HELP and the Mohrmanns in this Agreement or any certificate delivered in connection with this Agreement.

ARTICLE 6

TAXES, FEES AND TERMINATION

6.1                                 Taxes.  Any sales, use, transfer or other similar taxes payable by reason of the transactions contemplated herein shall be paid by HELP.

6.2                                 Fees and Expenses.  The parties shall each pay their respective costs and expenses (including attorneys’ fees) incurred or to be incurred in negotiating and preparing this Agreement and in closing and performing the transactions contemplated herein.  RevCare and OCPS, on the one hand, and HELP and the Mohrmanns, on the other hand shall each pay one-half of the cost of any lien and litigation searches.

ARTICLE 7

MISCELLANEOUS

7.1                                 Warranty of Title.  All warranties of title contained herein with respect to the Assets, any portion thereof is hereby made a part of all instruments of transfer by which any of the Assets are transferred to HELP.

7.2                                 Notices.  Any notices or other communications pursuant to this Agreement shall be given in writing and shall be deemed to have been given when delivered personally, or three (3) business days after deposit in the United States mail, registered or certified, with proper postage and registration or certification fees prepaid, or one (1) business day after delivery to Federal Express or a similar overnight carrier, addressed to the following:

IF TO REVCARE OR OCPS:

RevCare

5400 Orange Avenue, Suite 200

Cypress, California  90630

Attn:  Chief Executive Officer

Telephone:  (714) 243-3351

Facsimile:  (714) 243-3401

with copies of all notices to RevCare or OCPS to:

Pillsbury Winthrop LLP

11682 El Camino Real, Suite 200

San Diego, CA  92130

Attn:  Liza Ryner, Esq.

Telephone:  (858) 509-4032

Facsimile:  (858) 509-4010

and to:

FBR Financial Services Partners, L.P.

Attn:  Mr. George L. McCabe, Jr.

Managing Director

1001 19th Street North, 10th Floor

Arlington, VA  22209

Telephone:   (703) 312-9640

Fax:  (703) 469-1090

IF TO HELP OR THE MOHRMANNS:

Russell Mohrmann

9432 Walker Ranch Circle

Villa Park, CA  92861-2820

with copies of all notices to HELP or the Mohrmanns to:

Andrew A. Talley, Esq.

Attorney at Law

500 N. State College Blvd., Suite 1030

Orange, CA  92868

Telephone:  (714) 937-6337

Facsimile:  (714) 937-6336

or to such other addresses as may be designated by any of the parties from time to time by written notice given to the other party(ies) in the aforesaid manner.

7.3           Assignment.  Neither this Agreement nor any rights pertaining hereto may be assigned by any party.

7.4           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be unlawful or unenforceable in any relevant jurisdiction, then such illegal or unenforceable provision shall be modified by the proper court, if possible, but only to the extent necessary to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or portion thereof determined to be unlawful or unenforceable and shall not be affected thereby; provided, that any such modification shall apply only with respect to the operation of this Agreement in the particular jurisdiction in which such determination of unlawfulness or unenforceability is made.

7.5           Arbitration.  In the event of a claim or dispute concerning or arising out of this Agreement and the agreements and transactions contemplated hereby, such dispute shall be submitted to binding arbitration.  Arbitration proceedings may be commenced by giving the other party(ies) written notice thereof and shall proceed thereafter in accordance with and be governed by the rules and procedures of JAMS then in effect.  The arbitrator shall be a neutral arbitrator (the “Arbitrator”) mutually selected by RevCare and HELP from among five individuals proposed by JAMS.  The decision of the Arbitrator shall be final, binding and nonappealable with respect to all persons, including, without limitation, persons who have failed or refused to participate in the arbitration process.  The Arbitrator shall have authority to award relief under legal or equitable principles, including interim or preliminary relief.  Unless the Arbitrator finds that exceptional circumstances require otherwise, all costs incurred in connection with the arbitration, including the Arbitrator’s fees and expenses of expert witnesses, legal counsel and accountants, shall be allocated to the parties by the Arbitrator, taking into account the parties’ original positions and the ultimate determination by the Arbitrator.

7.6           Applicable Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed under, and governed by, the laws of the State of California without giving effect to conflict of laws provisions.

7.7           Binding Effect.  The terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective assigns, heirs, representatives and successors.

7.8           Further Assurances.  Each party hereby agrees to execute all such further instruments and documents and to take all such further action as the other party(ies) may reasonably request in order to give effect to the provisions and purposes of this Agreement.

7.9           Entire Agreement.  This Agreement, the attached schedules and exhibits referenced herein, and the instruments, agreements and certificates to be executed and delivered pursuant hereto, constitute the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior letters, agreements or memorandums of understanding.

7.10         Waiver, Modification or Cancellation.  Any waiver, modification or cancellation of any of the provisions of this Agreement shall not be valid unless in writing and signed by the parties hereto.

7.11         Headings; Terminology.  The various headings or titles used herein are for convenience only and shall not affect the interpretation of any of the provisions hereof.  All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; and the singular number shall include the plural, and vice versa.

7.12         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

REVCARE, INC., a Nevada corporation		HOSPITAL EMPLOYEE LABOR POOL
A California corporation

By:	/s/ Manuel Occiano	By:	/s/ Russell Mohrmann
Name:	Manuel Occiano	Name:	Russell Mohrmann
Title:	President	Title:	President

ORANGE COUNTY PROFESSIONAL		/s/ Russell Mohrmann
SERVICES, INC., a California corporation		Russell Mohrmann

By:	/s/ Manuel Occiano
Name:	Manuel Occiano	/s/ Suzette M. Mohrmann
Title:	President	Suzette M. Mohrmann

INDEX OF EXHIBITS

EXHIBITS

A	-	Non-Competition Agreement

B	-	Non-Solicitation Agreement

C	-	Sublease

D	-	New Mohrmann Note

E	-	Amended and Restated Mohrmann/Occiano Note

F	-	Subordination Agreement

Registrant shall furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.

INDEX OF SCHEDULES

SCHEDULES

A	January 2003 Notes

1.1	Assets and Excluded Assets

2.1.1B	Liens; Bank Loans and Lines of Credit

2.1.7	Required Approvals and Consents

2.1.9	Litigation

2.1.10	Intellectual Property Rights

2.1.12	Contracts

2.1.13	Employees

Registrant shall furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.